UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to sec. 240.14a-12
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Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

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Proxy Statement Supplement

This Proxy Statement Supplement (“Supplement”) provides supplemental and clarifying information with respect to the Avid Technology, Inc. (“Avid” or the “Company”) 2023 Annual Meeting of Shareholders (“Annual Meeting”), to be held on May 25, 2023 at 8:30 AM (local time), at the Company’s corporate offices located at 75 Blue Sky Drive, Burlington, MA 01830.

On or about April 28, 2023, the Company filed with the SEC and mailed to its Shareholders of record a proxy statement (the “Proxy Statement”) describing the matters to be voted on at the Annual Meeting. All capitalized terms used in this Supplement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended a vote against the Non-Binding Advisory Vote to Approve Compensation Paid to Named Executive Officers (Proposal 5) (“Say on Pay”) as set forth in its 2023 Proxy Analysis & Benchmark Policy Voting Recommendations Report. ISS’ reasoning for its recommendation against the Say-on-Pay proposal relates to a former named executive officer, Dana Ruzicka, who received severance payments upon the termination of his employment that, in ISS’ opinion, was not adequately disclosed to be an involuntary employment separation. It is ISS’ position that severance is not considered appropriate for voluntary employment terminations as severance is designed to protect against involuntary job loss.

In response to ISS’ concern, this Supplement is being provided to clarify the circumstances regarding the severance compensation paid to Mr. Ruzicka. Such severance was paid: (i) consistent with the terms and conditions of an employment agreement entered into at the time of Mr. Ruzicka’s initial employment with the Company; and (ii) in consultation with the Company’s Board of Directors. Mr. Ruzicka’s termination of employment with the Company was a qualifying involuntary termination without cause.
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